EXHIBIT 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Don Markley
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8881	(310) 691-7100
dramsay@halozyme.com	dmarkley@lhai.com
HALOZYME THERAPEUTICS REPORTS 2007 SECOND QUARTER
FINANCIAL RESULTS
— Conference Call and Webcast on August 10 at 8:00 a.m. PDT —
SAN DIEGO, August 9, 2007 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products based on the extracellular matrix, today reported financial results for the three and six months ended June 30, 2007.
“We have made significant progress on the execution of our overall strategy to develop and commercialize products based on the extracellular matrix. Our three primary programs are to Enable, Improve and Innovate, leveraging our unique expertise and experience. Specifically, our Enable program focuses on HYLENEX and our Enhanze™ Technology for drug delivery. Our Improve program focuses on extending potential patient benefits through the co-formulation of rHuPH20 with marketed small molecules, particularly oncology and bisphosphonate drugs. And, finally, our Innovate program focuses on developing and commercializing new molecular entities targeting the extracellular matrix with emphasis on oncology and dermatology,” stated Jonathan Lim, MD, Halozyme’s President and CEO. “Moreover, we now have both the financial resources, as well as the management talent to move these programs forward.”
Second Quarter 2007 and Subsequent Weeks’ Highlights
•	The presentation of final results of the Enhanze Technology clinical trial demonstrating improved absorption and bioavailability of HUMIRA® (adalimumab), a representative commercially-available large protein molecule therapeutic (LPMT), at the 34th Annual Meeting of the Controlled Release Society in Long Beach, California. Enhanze Technology is Halozyme’s enzyme-based drug delivery platform based on recombinant human PH20 hyaluronidase (rHuPH20). The presentation included a recently completed modeled population pharmacokinetic (PK) analysis used to estimate the effect of steady state co-administration of rHuPH20 with the LPMT. This clinical trial, sponsored and funded solely by Halozyme, compared the PK, safety, and tolerability of an LPMT agent subcutaneously (SC) injected first without Enhanze Technology (rHuPH20) and then with rHuPH20 in 15 patients.

•	The introduction by Baxter of HYLENEX recombinant (hyaluronidase human injection) to the ophthalmology market for use in enhancing the absorption and dispersion of other injected drugs. HYLENEX is the first and only FDA-approved human recombinant hyaluronidase therapeutic product and is available from Baxter in one milliliter single-dose vials containing 150 units of hyaluronidase. Baxter also continues to develop its INFUSE clinical program, in which HYLENEX with other fluids or drugs are administered subcutaneously to patients. The INFUSE trials are evaluating the potential for HYLENEX to offer an alternative route of administration for patients with difficult venous access in various markets.

•	The closing of a private placement of 3.5 million shares of common stock with New River Management V, LP (“New River”) at a price of $9.17 per share, for aggregate gross proceeds of approximately $32.1 million. The per share sale price represented a $0.22 per share premium to the closing price of Halozyme common stock on the date that the parties executed the definitive stock purchase agreement relating to the sale of the shares. New River is a private equity fund managed by Third Security, LLC and affiliated with Halozyme’s largest stockholder and Board member, Randal J. Kirk.

•	The addition of Walter Bee, PhD as Vice President, Preclinical Development. Dr. Bee will help drive the Company’s pharmacology, toxicology, PK, and pharmacodynamics. Dr. Bee was previously Director of Toxicology, Pathology and Laboratory Animal Medicine at Johnson & Johnson, where he was responsible for global preclinical development on the West Coast. Dr. Bee has authored numerous scientific publications and book chapters reflecting his experience with both small and large molecules, across all phases of preclinical development, including regulatory filings.

•	The addition of Randal J. Kirk and Kathryn E. Falberg to the Board of Directors. Mr. Kirk was Founder, Chairman of the Board, President, and CEO of New River Pharmaceuticals, Inc., which was recently sold to Shire plc for $2.6 billion. Mr. Kirk has more than 20 years of experience in the health care industry. Ms. Falberg is the former CFO of Amgen and has more than 23 years of financial and management experience. At Amgen, over a period of almost seven years, Ms. Falberg played a key role in shaping strategy as the company grew from $1.6 billion to $4.0 billion in revenues, and from $7 billion to $70 billion in market capitalization.
Second Quarter 2007 Financial Results
•	Net loss for the second quarter of 2007 was $4.8 million, or $0.07 per share, compared with a net loss for the second quarter of 2006 of $3.2 million, or $0.05 per share. Net loss for the six months ended June 30, 2007 was $8.2 million, or $0.11 per share, compared with a net loss of $6.7 million, or $0.11 per share, for the comparable period last year.

•	Revenues for the second quarter of 2007 were $709,000, compared with $120,000 for the second quarter of 2006. Cumulase product sales for the second quarter of 2007 were $139,000, compared with $120,000 for the second quarter of 2006. Revenues under collaborative agreements were $539,000 for the three months ended June 30, 2007. Revenues under collaborative agreements primarily consisted of the amortization of upfront fees received from Baxter and Roche of $436,000 and research and development reimbursements from Baxter and Roche of $103,000.

•	Research and development expenses for the second quarter of 2007 were $4.1 million, compared with $1.9 million for the second quarter of 2006, reflecting increased compensation expenses, share-based compensation expenses, research and development spending on Improve and Innovate programs, and manufacturing costs associated with the manufacturing scale up of the Company’s rHuPH20 enzyme.

•	Selling, general and administrative expenses for the second quarter of 2007 were $2.4 million, compared with $1.6 million for the second quarter of 2006, reflecting increases in compensation expenses, share-based compensation expenses, as well as travel, facilities, and marketing expenses compared with the prior-year quarter.

•	Cash and cash equivalents were $100.6 million as of June 30, 2007, compared with $71.0 million as of March 31, 2007, and $44.2 million as of December 31, 2006.
Conference Call
Halozyme management will host an investment community conference call tomorrow to discuss these topics beginning at 8:00 a.m. PDT (11:00 a.m. EDT). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation number 10793634. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About HYLENEX
HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert for full Prescribing Information.

About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing products based on the extracellular matrix for the drug delivery, oncology, and dermatology markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its first partnership is with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for 13 targets. In addition, the company has received FDA approval for two products: Cumulase® and HYLENEX, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. HYLENEX is partnered with Baxter Healthcare Corporation. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning the company’s ability to execute on its strategy and (ii) clinical trial results and the conclusions drawn from such trials) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.
[Table to Follow]

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
REVENUES:
Product sales	$169,082	$119,662	$356,168	$192,943
Revenue under collaborative agreements	539,434	—	1,162,563	—

Total Revenues	708,516	119,662	1,518,731	192,943

EXPENSES:
Cost of sales	75,518	16,538	151,746	39,498
Research and development	4,083,885	1,914,925	6,913,249	4,106,994
Selling, general and administrative	2,381,827	1,603,172	4,366,861	3,134,464

Total Expenses	6,541,230	3,534,635	11,431,856	7,280,956

LOSS FROM OPERATIONS	(5,832,714)	(3,414,973)	(9,913,125)	(7,088,013)

Interest income	1,031,007	182,182	1,754,114	365,028

NET LOSS	$(4,801,707)	$(3,232,791)	$(8,159,011)	$(6,722,985)

Net loss per share, basic and diluted	$(0.07)	$(0.05)	$(0.11)	$(0.11)

Shares used in computing net loss per share, basic and diluted	73,217,967	61,841,867	71,610,380	61,152,991

###